Exhibit 10.1

ASSETT PURCHASE AGREEMENT

DATED AS OF MAY 27th, 2010

MINERCO RESOURCES, INC.
AND
ROTA INVERSIONES S. DE R.L.

TABLE OF CONTENTS

ARTICLE                                                                                                                                                            PAGE

1.	Purchase and Sale of Asset (The “Chiligatoro Hydro-Electric Project”).	1
1.1	Agreement to Purchase and Sell.	1
1.2	Purchase Price.	1
1.3	Payment of Purchase Price.	1
1.4	Closing.	2

2.	Representations and Warranties of Seller.	2
2.2	Corporate Authority.	2
2.3	Compliance with Law.	2
2.4	Validity and Effect of Agreements.	2
2.5	No Required Consents or Defaults.	2
2.6	Affiliated Entities.	3

2.8	Jurisdictions.	3
2.9	Records.	3
2.10	Officers and Directors.	3

2.12	Undisclosed Liabilities.	3
2.13	Absence of Certain Changes or Events
Since the Date of the Unaudited Balance Sheet.	3
2.14	Taxes.	4
2.15	Title to Property and Assets.	5
2.16	Condition of Personal Property.	5
2.17	Real Estate and Leases.	5
2.18	List of Contracts and Other Data.	5
2.19	Business Property Rights.	6
2.20	No Breach or Default.	6
2.21	Labor Controversies.	6
2.22	Litigation.	6
2.23	Powers of Attorney.	7
2.24	Insurance.	7
2.25	No Brokers.	7
2.26	No Misrepresentation or Omission.	7

3.	Representations and Warranties of Buyer.	7
3.1	Existence and Good Standing.	8
3.2	Corporate Authority.	8
3.3	Compliance with Law.	8
3.4	Authorization; Validity and Effect of Agreements.	8

4.	Other Covenants and Agreements.	8
4.1	Indemnification by Seller.	8
4.2	Indemnification by Buyer.	8
4.3	Tax Indemnity.	9
4.4	Conditions of Indemnification.	9
4.5	Taxes and Expenses.	10
4.6	Exclusive Dealing.	10
4.7	Public Announcements.	11

5.	Conditions of Closing.	11
5.1	Buyer’s Conditions of Closing.	11
5.2	Seller’s Conditions of Closing.	12

6.	Termination.	13
6.1	Methods of Termination.	13
6.2	Procedure Upon Termination.	13

7.	Miscellaneous.	14
7.1	Notice.	14
7.2	Execution of Additional Documents.	15
7.3	Binding Effect; Benefits.	15
7.4	Entire Agreement.	15
7.5	Choice of Law and Venue, Jurisdiction, Attorneys’ fees.	15
7.6	Fair Meaning.	15
7.7	Mutual Drafting.	15
7.8	Jurisdiction Service of Process.	16
7.9	Survival.	16
7.10	Counterparts.	16
7.11	Headings.	16
7.12	Waivers.	16
7.13	Merger of Documents.	16
7.14	Incorporation of Exhibits and Schedules	16
7.15	Severability	16
7.16	Assignability	17
7.17	Binding on Successors and Assigns	17
7.18	Third Party Beneficiaries	17
7.19	Authority of Signers	17

SCHEDULE 2.0	CHILIGATORO HYDRO-ELECTRIC PROJECT DESCRIPTION

SCHEDULE 2.6	AFFILIATED ENTITIES OF THE PROJECT

SCHEDULE 2.8	JURISDICTIONS WHERE THE PROJECT IS LICENSED TO DO BUSINESS

SCHEDULE 2.12	UNDISCLOSED LIABILITIES

SCHEDULE 2.5	REAL PROPERTY OWNED/LEASED BY THE PROJECT

SCHEDULE 2.17	REAL ESTATE AND LEASES

SCHEDULE 2.18	LIST OF CONTRACTS AND OTHER DATA

SCHEDULE 2.19	BUSINESS PROPERTY RIGHTS

SCHEDULE 2.22	PENDING LITIGATION

SCHEDULE 2.23	BANK ACCOUNTS

SCHEDULE 2.25	INSURANCE POLICIES

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is dated the 27th day of May, 2010, by and among Minerco Resources, Inc., a Nevada corporation which is publicly traded on the Over-The -Counter Bulletin Board (OCTBB: MINE) hereinafter referred to as the “Buyer”, and ROTA INVERSIONES S.DE R.L., a Corporation formed and operated under the laws of Honduras hereinafter referred to as the “Seller”), (hereinafter sometimes referred to collectively as the  “Parties”).

WHEREAS, Seller desire to sell Buyer, and Buyer desires to purchase from Seller, One Hundred percent (100%) of all of the Seller’s rights, title and interest in and to a certain Hydo-Electric Project located in Honduras known as the “Chiligatoro Hydro-Electric Project” more specifically defined in Schedule 2.0 attached hereto and incorporated herein by reference, (hereinafter sometimes referred to as the “Project”) for the consideration and upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises, the provisions and the respective agreements hereinafter set forth, the parties hereto hereby agree as follows:

1.             Purchase and Sale of Assets.

1.1           Agreement to Purchase and Sell.  Upon the terms and subject to the conditions set forth in this Agreement and upon the representations and warranties made herein by each of the parties to the other, on the Closing Date (as such term is hereinafter defined), Seller shall sell to Buyer, and Buyer shall  acquire from Seller, One Hundred percent (100%) of all of the Seller’s rights, title and interest in and to a certain Hydo-Electric Project located in Honduras known as the “Chiligatoro Hydro-Electric Project” more specifically defined in Schedule 2.0 attached hereto and incorporated herein by reference.

1.2           Purchase Price.  Upon the terms and subject to the conditions set forth in this Agreement, in reliance upon the representations, warranties, covenants and agreements of the Seller contained herein, and in exchange for  One Hundred percent (100%) of all of the Seller’s rights, title and interest in and to the Project , Buyer agrees to deliver to Seller a total of 18,000,000 shares of the Buyer’s $.001 par value common stock of Buyer (“Buyer’s Shares”) to be distributed to the Seller(s) based upon Seller(s) respective pro rata percentage interest in the Project (the “Purchase Price”). The shares shall be fully paid for and non-assessable when issued and bear a restrictive legend in accordance with Rule 144 of the Securities and Exchange Act of 1933 as amended.

1.3           Payment of Purchase Price.  The  Purchase Price shall be payable as follows:

(a)           Nine Million (9,000,000) shares of the Buyer’s common stock shall be delivered to Seller or Seller assign’s within Three (3) days of the Closing Date as defined in Section 1.4 herein.

(b)           Four Million Five Hundred Thousand (4,500,000) shares of the Buyer’s common stock shall be delivered to Seller or Seller assign’s on or before One Thundered and Eighty Days (180) days from the Closing Date as defined in Section 1.4 herein.

(c)           Four Million Five Hundred Thousand (4,500,000) shares of the Buyer’s common stock shall be delivered to Seller or Seller assign’s upon the Company having successfully raised a total of Twelve Million Dollars US ($12,000,000) in funding for the Project no later than Twenty Four (24) months from the Closing Date as defined in Section 1.4 herein subject to the terms and conditions set forth in Sections 6 of this Agreement in its entirety.

(d)           As additional consideration for this Agreement, Buyer shall pay to Seller a royalty of 10% of the adjusted gross revenues, derived after all applicable taxes, from the Project to prior to the completion of the payout. Furthermore, Buyer shall pay to Seller a royalty of 20% of the adjusted gross revenues, derived after all applicable taxes, from the Project to after the completion of the payout for the life of the Project, including any renewal(s), transfer(s) or sale, if any, in perpetuity. “Payout” is defined as, ALL associated costs related to the development of the Project.

                1.4           Closing.  The closing of the transaction contemplated herein (the "Closing") will be at the office of Buyer on or before May 25th, 2010, or at such other place or at such other date and time as Seller and Buyer may mutually agree.  Such date and time of Closing is herein referred to as the "Closing Date."

2.             Representations and Warranties of Seller.  The Seller, represents and warrants to Buyer as follows:

2.1           Existence and Good Standing.  As of the Closing,  TheProject is duly licensed or qualified to do business and is in good standing under the laws of all other jurisdictions in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary.

2.2           Corporate Authority.  As of the Closing, the Project has all requisite corporate power and authority to own its properties and carry on its business as now conducted.

2.3           Compliance with Law.   As of the Closing, the Project is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which the Project and or the Seller is a party or is subject, and theProject is not in violation of any laws, ordinances, governmental rules or  regulations to which it is subject.  The Seller has obtained all licenses, permits and other authorizations and has taken all actions required by applicable laws or governmental regulations in connection with its business as now conducted which are required and necessary for the Project viability.

2.4           Validity and Effect of Agreements.  This Agreement constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto will constitute, the valid and legally binding obligations of the Seller enforceable in accordance with their terms, except that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application now or hereafter in effect relating to the enforcement of creditors' rights generally and except that the remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefore may be brought.

2.5           No Required Consents or Defaults.  The execution and delivery of this Agreement by the Seller does not and the consummation of the transactions contemplated hereby will not (i) require the consent of any person not a party to this Agreement, (ii) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any part of the  Project pursuant to any provision of, any order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien, or other agreement or instrument to which Seller or the Project is a party or by which any of them is bound, or violate or conflict with any provision of the by-laws or articles/certificate of incorporation which may relate to the Project as amended to the date of this Agreement.

2.6           Affiliated Entities.  Except as otherwise disclosed in Schedule 2.6 attached hereto, the Project does not own, directly or indirectly, any interest in any corporation, business trust, joint stock corporation, partnership or other business organization or association.

2.8           Jurisdictions.  Schedule 2.8 contains a list of all jurisdictions in which the Project is presently licensed or qualified to do business.  Both the Seller and the Project has complied in all material respects with all applicable laws of each such jurisdiction and all applicable rules and regulations of each regulatory agency therein.  The Project has not been denied admission to conduct any type of business in any jurisdiction in which it is not presently admitted as set forth in such Schedule 2.8, has not had its license or qualifications to conduct business in any jurisdiction revoked or suspended, and has not been involved in any proceeding to revoke or suspend a license or qualification.

2.9           Records.  The corporate minute books of the Project to be delivered to Buyer at the Closing shall contain true and complete copies of the articles of incorporation, as amended to the Closing Date, bylaws, as amended to the Closing Date, and the minutes of all meetings of directors and Seller and certificates reflecting all actions taken by the directors or Seller without a meeting, from the date of incorporation of the Project to the Closing Date is applicable.

2.10         Directors.  Upon the Closing as defined in Section 1.4  of this Agreement, the Seller shall have the right to appointed Mr. Marco Rodriguez a member of the Board of Directors of the Buyer.

2.11         Financial Statements.  Seller has furnished to Buyer (i) a compiled balance sheet and related statement of income as of the end of the last fiscal quarter (the "Compiled Balance Sheet"), and (ii) an unaudited balance sheet and related statement of income as of March 30, 2010 (the "Unaudited Balance Sheet") (collectively the "Financial Statements").  The Compiled Balance Sheet and the Unaudited Balance Sheet are hereinafter collectively referred to as the "Balance Sheets."  The Financial Statements fully and fairly set forth the financial condition of the Project as of the dates indicated, and the results of its operations for the periods indicated, in accordance with GAAP consistently applied, except as otherwise stated therein and in the related reports of independent accountants.

2.12         Undisclosed Liabilities.  The Project has no liabilities or obligations whatsoever, whether accrued, absolute, contingent or otherwise, which are not reflected or provided for in the Financial Statements except (i) accounts payable and accrued expenses arising after the date of the Unaudited Balance Sheet which were incurred in the ordinary course of business, in each case in normal amounts and none of which is materially adverse, and (ii) liabilities as and to the extent specifically described in Schedule 2.12.

2.13         Absence of Certain Changes or Events Since the Date of the Unaudited Balance Sheet.  Since the date of the Unaudited Balance Sheet, the Project has not:

(A)           incurred any liability whatsoever, whether accrued, absolute, contingent or otherwise, except those liabilities and obligations referred to in Section 2.12 above, and except in connection with this Agreement and the transactions contemplated hereby;

(B)           discharged or satisfied any lien, security interest or encumbrance or paid any obligation or liability (fixed or contingent), other than in the ordinary course of business and consistent with past practice;

(C)           mortgaged, pledged or subjected to any lien, security interest or other encumbrance any of its assets or properties;

(D)           transferred, leased or otherwise disposed of any of its assets or properties except for a fair consideration in the ordinary course of business and consistent with past practice or, except in the ordinary course of business and consistent with past practice, acquired any assets or properties;

(E)           canceled or compromised any debt or claim, except in the ordinary course of business and consistent with past practice;

(F)           waived or released any rights of material value;

(G)           except pursuant to those contracts listed on Schedules 2.18 and 2.19 hereto, transferred or granted any rights under any concessions, leases, licenses, agreements, patents, inventions, trademarks, trade names, service marks or copyrights or with respect to any know-how;

(H)           made or granted any wage or salary increase applicable to any group or classification of employees or contract labor generally, entered into any employment contract with, or made any loan to, or entered into any material transaction of any other nature with, any officer or employee of the Project;

(I)           entered into any transaction, contract or commitment, except (i) contracts listed on Schedules 2.18 and 2.19 hereto and (ii) this Agreement and the transactions contemplated hereby;

(J)           suffered any casualty loss or damage (whether or not such loss or damage shall have been covered by insurance) which affects in any material respect its ability to conduct business, or suffered any casualty loss or damage in excess of $25,000.00 and which is not covered by insurance; or

(K)           declared any royalties, bonuses to profit sharing commitments, relating to the Project or taken any steps looking toward the dissolution or liquidation of the Project.

Between the date of this Agreement and the Closing, the Project will not, without prior written notice to Buyer, do any of the things listed in sub-paragraphs (A) through (K) above.

2.14         Taxes.  The Project (i) has duly and timely filed or caused to be filed all federal, state, local and foreign tax returns (including, without limitation, consolidated and/or combined tax returns) required to be filed by it prior to the date of this Agreement which relate to the Project or with respect to which the Project or the assets or properties of the Project are liable or otherwise in any way subject, (ii) has paid or fully accrued for all taxes shown to be due and payable on such returns (which taxes are all the taxes due and payable under the laws and regulations pursuant to which such returns were filed), and (iii) has properly accrued for all such taxes accrued in respect of the Project or the assets and properties of the Project for periods subsequent to the periods covered by such returns.  No deficiency in payment of taxes for any period has been asserted by any taxing body and remains unsettled at the date of this Agreement.  Copies of all federal, state, local and foreign tax returns of the Project have been made available for inspection by Buyer.

2.15         Title to The Project Property and Assets.  The Project has good and marketable title to all of the properties and assets reflected in the Balance Sheets and the Business Property Rights (as defined in Section 2.20).  None of such properties or assets is, except as disclosed in said Balance Sheets or the Schedules hereto, subject to a contract of sale not in the ordinary course of business, or subject to security interests, mortgages, encumbrances, liens or charges of any kind or character.

2.16         Condition of Personal Property.  All tangible personal property, equipment, fixtures and inventories included within the assets of the Project are in good, merchantable or in reasonably repairable condition and are suitable for the purposes for which they are used.  No value in excess of applicable reserves has been given to any inventory with respect to obsolete or discontinued products.  To the best of the Seller’s knowledge, all of the inventories and equipment, including equipment leased to others, are well maintained and in good operating condition.

2.17         Real Estate and Leases.  Schedule 2.17 contains a list of all real property owned by the Seller relating to the Project or in which the Project has a leasehold or other interest (whether as landlord, tenant or otherwise) and of any lien, charge or encumbrance thereupon.  Such Schedule also contains a substantially accurate description identifying all such real property and the significant rental terms (including rents, termination dates and renewal conditions).  The improvements upon such properties and use thereof by the Project conform to all applicable lease restrictions, zoning and other local ordinances.

2.18         List of Contracts and Other Data.  Schedule 2.18 sets forth the following:

(A)           (i) all computer software, patents and registrations for trademarks, trade names, service marks and copyrights which are unexpired as of the date of this Agreement and which are owned by the the Seller or the Project for the benefit of the Project, as well as all applications pending on said date for patents or for trademark, trade name, service mark or copyright registrations, and all other proprietary rights, owned or held by the the Seller or the Project for the benefit of the Project, and (ii) all licenses granted by or to the Project and all other agreements to which the the Seller or the Project for the benefit of the Project is a party and which relate, in whole or in part, to any items of the categories mentioned in sub-paragraph (A) above or to other proprietary rights of the the Seller or the Project for the benefit of the Project which are reasonably necessary to, or used in connection with, the business of the Project;

(B)           all collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, profit-sharing plans, deferred compensation agreements, employee pension or retirement plans, employee stock purchase and stock option plans, group life insurance, hospitalization insurance or other plans or arrangements providing for benefits to employees of the Project;

(C)           all contracts, understandings and commitments (including, without limitation, mortgages, indentures and loan agreements) to which the Project or the Seller for the benefit of the Project is a party, or to which it or any of its assets or properties are subject and which are not specifically referred to in sub-paragraphs (A) or (B) above or in Schedule 2.18 hereof;

(D)           the names and current annual compensation rates of all employees of the Project; and

(E)           all customer backlog which is represented by firm purchase orders, identifying the customers, products and purchase prices.

True and complete copies of all documents and complete descriptions of all oral understandings, if any, referred to in Schedules 2.17 and 2.18 have been provided or made available to Buyer and its counsel.

2.19         Business Property Rights.  The property referred to in Section 2.19(A) above, together with (i) all designs, methods, inventions and know-how related thereto and (ii) all trademarks, trade names, service marks, and copyrights claimed or used by the Project which have not been registered (collectively "Business Property Rights"), constitute all such proprietary rights owned or held by the Project.  The Project or the Seller for the benefit of the Project owns or has valid rights to use all such Business Property Rights without, to the best of Seller’ knowledge, conflict with the rights of others.  Except as set forth in Schedule 2.19 hereto, no person or corporation has made or, to the knowledge of Seller or the Project, threatened to make any claims that the operation of the business of the Project is in violation of or infringes any Business Property Rights or any other proprietary or trade rights of any third party.  To the knowledge of Seller or the Project, no third party is in violation of or is infringing upon any Business Property Rights.

2.20         No Breach or Default.   As of the Closing, the Project is not in default under any contract to which it is a party or by which it is bound, nor has any event occurred which, after the giving of notice or the passage of time or both, would constitute a default under any such contract.  Seller have no reason to believe that the parties to such contracts will not fulfill their obligations under such contracts in all material respects or are threatened with insolvency.

2.21         Labor Controversies.   As of the Closing, the Project is not a party to any collective bargaining agreement.  There are not any controversies between the Project and any of its employees which might reasonably be expected to materially adversely affect the conduct of its business, or any unresolved labor union grievances or unfair labor practice or labor arbitration proceedings pending or threatened relating to its business, and there are not any organizational efforts presently being made or threatened involving any of the Project's employees.  The Seller on behalf of the Project has not received notice of any claim that the Project has not complied with any laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination and employment safety, or that the Project is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

2.22         Litigation.  As of the Closing, Except as set forth in Schedule 2.22, there are no actions, suits or proceedings with respect to the Project involving claims by or against Seller or the Project which are pending or threatened against Seller or the Project, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality in any jurisdiction in  the world.  No basis for any action, suit or proceeding exists, and there are no orders, judgments, injunctions or decrees of any court or governmental agency with respect to which Seller or the Project has been named or to which Seller or the Project is a party, which apply, in whole or in part, to the business of the Project, or to any of the assets or properties of the Project or which would result in any material adverse change in the business or prospects of the Project.

                2.23         Bank Accounts.  The name of each bank, savings institution or other person with which the Project has an account or safe deposit box and the names and identification of all persons authorized to drawn thereon or to have access thereto are as set forth on Schedule 2.23.

2.24         Powers of Attorney.  There are no persons holding powers of attorney from the Project.

2.25         Insurance.  A list of all insurance policies owned by the Project, together with a brief statement of the coverage thereof, are as set forth on Schedule 2.25.

2.26         No Brokers.  Neither Seller nor the Project has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Buyer or the Project to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, and neither Seller nor the Project are aware of any claim or basis for any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

2.27         No Misrepresentation or Omission.  No representation or warranty by Seller in this Article 2 or in any other Article or Section of this Agreement, or in any certificate or other document furnished or to be furnished by Seller pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading or will omit to state a material fact necessary in order to provide Buyer with accurate information as to the Project.

3.             Representations and Warranties of Buyer.  Buyer represents and warrants to Seller as follows:

3.1           Existence and Good Standing.  As of the Closing, Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada.  Buyer is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of all other jurisdictions in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary.

3.2           Corporate Authority.  As of the Closing, Buyer has all requisite corporate power and authority to own its properties and carry on its business as now conducted.

3.3           Compliance with Law.  As of the Closing Buyer is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which Buyer is a party or is subject, and Buyer is not in violation of any laws, ordinances, governmental rules or regulations to which it is subject.  Buyer has obtained all licenses, permits or other authorizations and has taken all actions required by applicable laws or governmental regulations in connection with its business as now conducted.

3.4           Authorization; Validity and Effect of Agreements.  The execution and delivery of this Agreement and all agreements and documents contemplated hereby by Buyer, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all requisite corporate action.  This Agreement constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto will constitute, the valid and legally binding obligations of Buyer enforceable in accordance with their terms, except that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application now or hereafter in effect relating to the enforcement of creditors' rights generally and except that the remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefore may be brought.  The execution and delivery of this Agreement by Buyer does not and the consummation of the transactions contemplated hereby will not (i) require the consent of any third party, (ii) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any part of the Project pursuant to any provision of, any order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien, or other agreement or instrument to which Buyer is a party or by which it is bound, and (iii) violate or conflict with any provision of the by-laws or articles of incorporation of Buyer as amended to the date of this Agreement.

4.             Other Covenants and Agreements.

4.1           Indemnification by Seller.  Upon the terms and subject to the conditions set forth in Section 4.4 hereof, Seller agree to indemnify and hold Buyer and the Project harmless against, and will reimburse Buyer (or the Project if Buyer so requests) on demand for, any payment, loss, damage (including incidental and consequential damages), cost or expense (including reasonable attorney's fees and reasonable costs of investigation incurred in defending against such payment, loss, damage, cost or expense or claim therefore) made or incurred by or asserted against Buyer or the Project at any time after the Closing Date in respect of any omission, misrepresentation, breach of warranty, or nonfulfillment of any term, provision, covenant or agreement on the part of Seller contained in this Agreement, or from any misrepresentation in, or omission from, any certificate or other instrument furnished or to be furnished to Buyer pursuant to this Agreement.

4.2           Indemnification by Buyer.  Upon the terms and subject to the conditions set forth in Section 4.4 hereof, Buyer agrees to indemnify and hold Seller harmless against, and will reimburse Seller on demand for, any payment, loss, damage (including incidental and consequential damages), cost or expense (including reasonable attorney's fees and reasonable costs of investigation incurred in defending against such payment, loss, damage, cost or expense or claim therefore) made or incurred by or asserted against Seller at any time after the Closing Date in respect of any omission, misrepresentation, breach of warranty, or nonfulfillment of any term, provision, covenant or agreement on the part of Buyer contained in this Agreement, or from any misrepresentation in, or omission from, any certificate or other instrument furnished or to be furnished to Seller pursuant to this Agreement.

4.3           Tax Indemnity.  Upon the terms and subject to the conditions set forth in Section 4.4 hereof, Seller agree to indemnify and hold Buyer and the Project harmless against, and will reimburse Buyer (or the Project if Buyer so requests) on demand for:

(A)           any and all tax deficiencies in any jurisdiction in respect of federal, state, local and foreign sales, use, income or franchise tax or taxes based on or measured by income, including any interest or penalties thereon and legal fees and expenses incurred by Buyer and the Project with respect to the taxable year ended December 31, 2009, and all prior taxable years; and

(B)           any and all such taxes, interest, penalties and legal fees and expenses in respect of the period from January 1, 2009 up to and including the Closing Date, but only to the extent that such deficiencies, taxes, interest, penalties and legal fees and expenses exceed, in the aggregate, the amount of the aggregate reserves for such taxes, if any, shown as liabilities on the Closing Balance Sheet.

The indemnity provided for in this Section 4.3 shall be independent of and in addition to any other indemnity provision of this Agreement and, anything in this Agreement to the contrary notwithstanding [including Section 4.4B)(ii) hereof], shall survive indefinitely.

4.4           Conditions of Indemnification.  With respect to any actual or potential claim, any written demand, the commencement of any action, or the occurrence of any other event which involves any matter or related series of matters (a "Claim") against which a party hereto is due to be indemnified (the "Indemnified Party") by the other party (the "Indemnifying Party") under Sections 4.1, 4.2 or 4.3 hereof:

(A)           Promptly (and in no event no more than 30 days) after (i) Seller (if Seller are the Indemnified Party), or (ii) the President of the Buyer or the Project (if Buyer or the Project is the Indemnified Party) first receives written documents pertaining to the Claim, or if such Claim does not involve a third party Claim (a "Third Party Claim"), promptly (and in no event no more than 30 days) after (i) Seller (if Seller are the Indemnified Party), or (ii) the President of the Buyer or the Project (if Buyer or the Project is the Indemnified Party) first has actual knowledge of such Claim, the Indemnified Party shall give notice to the Indemnifying Party of such Claim in reasonable detail and stating the amount involved, if known, together with copies of any such written documents.

(B)           The Indemnifying Party shall have no obligation to indemnify the Indemnified Party with respect to any Claim if the Indemnified Party fails to give the notice with respect thereto in accordance with Section 4.4(A) hereof.

(C)           If the Claim involves a Third Party Claim, then the Indemnifying Party shall have the right, at its sole cost, expense and ultimate liability regardless of the outcome, and through counsel of its choice (which counsel shall be reasonably satisfactory to the Indemnified Party), to litigate, defend, settle or otherwise attempt to resolve such Third Party Claim; provided, however, that if in the Indemnified Party's reasonable judgment a conflict of interest may exist between the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim, then the Indemnified Party shall be entitled to select counsel of its own choosing, reasonably satisfactory to the Indemnifying Party, in which event the Indemnifying Party shall be obligated to pay the fees and expenses of such counsel.  Notwithstanding the preceding sentence, the Indemnified Party may elect, at any time and at the Indemnified Party's sole cost, expense and ultimate liability, regardless of the outcome, and through counsel of its choice, to litigate, defend, settle or otherwise attempt to resolve such Third Party Claim.  If the Indemnified Party so elects (for reasons other than the Indemnifying Party's failure or refusal to provide a defense to such Third Party Claim), then the Indemnifying Party shall have no obligation to indemnify the Indemnified Party with respect to such Third Party Claim, but such disposition will be without prejudice to any other right the Indemnified Party may have to indemnification under Section 4.1, 4.2 or 4.3 hereof, regardless of the outcome of such Third Party Claim.  If the Indemnifying Party fails or refuses to provide a defense to any Third Party Claim, then the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such Third Party Claim, through counsel of its choice, on behalf of and for the account and at the risk of the Indemnifying Party, and the Indemnifying Party shall be obligated to pay the costs, expenses and attorney's fees incurred by the Indemnified Party in connection with such Third Party Claim.  In any event, Buyer, the Project and Seller shall fully cooperate with each other and their respective counsel in connection with any such litigation, defense, settlement or other attempted resolution.

4.5           Taxes and Expenses.

(A)           Seller hereby covenant and agree to assume and pay all taxes arising from or relating to the transactions as contemplated by this Agreement.  Except as otherwise specifically provided for in this Agreement, Seller shall be individually responsible for and shall personally pay all costs, liabilities and other obligations incurred by Seller in connection with the performance of and compliance with all transactions, agreements and conditions contained in this Agreement to be performed or complied with by Seller, including legal and accounting fees.  In no event shall any of such taxes, costs, liabilities or other obligations be paid by or incurred on behalf of the Project.

(B)           Except as otherwise specifically provided for in this Agreement, Buyer will assume and pay all costs, liabilities and other obligations incurred by Buyer in connection with the performance of and compliance with all transactions, agreements and conditions contained in this Agreement to be performed or complied with by Buyer, including legal and accounting fees.

4.6           Exclusive Dealing.

(A)           Prior to the termination of this Agreement, Seller shall not authorize or permit, and shall not allow the Project or any officer, director or employee of, or any investment banker, attorney or other advisor or representative of any of the foregoing, to (i) solicit or initiate or encourage the submission of any Acquisition Proposal (as herein defined) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonable be expected to lead to any Acquisition Proposal.  For purposes of this Agreement, “Acquisition Proposal” means any inquiry about or proposal for the acquisition to purchase of a substantial amount of assets of the Project or any type of exchange offer or other offer that if consummated would result in any person beneficially owning any equity interest in the Project, or any merger, consolidation, business combination, sale of any material assets, recapitalization, liquidation, dissolution or similar transaction involving the Project (or equity securities thereof) other than transactions contemplated by this Agreement, or any other transaction the consummation of which would reasonable be expected to impede, interfere with, prevent or materially delay the transaction contemplated by this Agreement, or which would reasonably be expected to dilute materially the benefits to Buyer of the transaction contemplated by this Agreement.

(B)           During the term of this Agreement, Seller shall not, nor permit the Project to, (i) approve or recommend, consider or evaluate or cause to be considered or evaluated, any Acquisition Proposal or (ii) enter into any agreement or understanding with respect to any Acquisition Proposal.  Seller acknowledge and agree that they are not required or obligated in order to comply with any fiduciary or other duty to review, consider or take any action with respect to any Acquisition Proposal (including, without limitation, any action prohibited by this Section) during the term of this Agreement.

4.8           Public Announcements.  Neither Seller nor Buyer will at any time, without the prior written consent of the other, make any announcement, issue any press release or make any statement with respect to this Agreement or any of the terms or conditions hereof except as may be necessary to comply with any law, regulation or order; provided, however, that subsequent to the Closing Buyer may disclose the consummation of the transaction herein contemplated without the consent of the Seller.

5.           Conditions of Closing.

5.1           Buyer’s Conditions of Closing.    The obligation of Buyer to purchase and pay for the Project shall be subject to and conditioned upon the satisfaction (or waiver by Buyer) at the Closing of each of the following conditions:

(A)             All representations and warranties of Seller contained in this Agreement and the Schedules hereto shall be true and correct at and as of the Closing Date, Seller shall have performed all agreements and covenants and satisfied all conditions on its part to be performed or satisfied by the Closing Date pursuant to the terms of this Agreement, and Buyer shall have received a certificate of the Seller dated the Closing Date to such effect.

(B)           There shall have been no material adverse change since the date of the Unaudited Balance Sheet in the financial condition, business or affairs of the Project, and the Project shall not have suffered any material loss (whether or not insured) by reason of physical damage caused by fire, earthquake, accident or other calamity which materially affects the value of its assets, properties or business, and Buyer shall have received a certificate of the Seller dated the Closing Date to such effect.

(C)           Seller shall have delivered to Buyer evidence, satisfactory to the Buyer in the sole and exclusive judgment of Buyer, of the Project's certifying as of a date reasonably close to the Closing Date that the Project has filed all required reports, paid all required fees and taxes, and is, as of such date, in good standing and authorized to transact business.

(D)           Seller shall have delivered to Buyer certificates and other instruments together with all other documents necessary or appropriate to validly transfer the Project to Buyer free and clear of all security interests, liens, encumbrances and adverse claims.

(E)           Neither any investigation of the Project by Buyer, nor the Schedules attached hereto or any supplement thereto nor any other document delivered to Buyer as contemplated by this Agreement, shall have revealed any facts or circumstances which, in the sole and exclusive judgment of Buyer and regardless of the cause thereof, reflect in an adverse way on the Project or its financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business, operations or prospects.

(F)           The approval and all consents from third parties and governmental agencies required to consummate the transactions contemplated hereby shall have been obtained.

(G)           No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

(H)           As of the Closing, there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby, which is unduly burdensome on Buyer.

                                (I)             As of the Closing, there shall have been no material adverse change in the amount of issued and outstanding common stock of the Project.

5.2           Seller’s Conditions of Closing.  The obligation of Seller to sell the Project shall be subject to and conditioned upon the satisfaction (or waiver by Seller) at the Closing of each of the following conditions:

(A)           All representations and warranties of Buyer contained in this Agreement shall be true and correct at and as of the Closing Date and Buyer shall have performed all agreements and covenants and satisfied all conditions on its part to the performed or satisfied by the Closing Date pursuant to the terms of this Agreement.

(B)           Buyer shall have effected payment of the Purchase Price in accordance with Section 1.3 of this Agreement by delivering to Seller certificates and other instruments representing Buyer’s Shares, duly endorsed for transfer or accompanied by appropriate stock powers (in either case executed in blank or in favor of Seller with the execution thereof guaranteed by a bank or trust), together with all other documents necessary or appropriate to validly transfer the Buyer’s Shares to Seller free and clear of all security interests, liens, encumbrances and adverse claims.

(C)           Buyer shall have delivered to Seller a Certificate of its corporate Secretary certifying:

(1)           Resolutions of its Board of Directors authorizing execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

                                                (2)           The incumbency of its officers executing this Agreement and all agreements and documents contemplated hereby.

(D)           The approval and all consents from third parties and governmental agencies required to consummate the transactions contemplated hereby shall have been obtained.

(E)           No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

                (F)           As of the Closing, there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby, which is unduly burdensome on Seller.

                                (G)           As of the Closing, there shall have been no material adverse change in the amount of issued and outstanding common stock of Buyer.

6.             Termination.

6.1           Methods of Termination.   The transactions contemplated herein may be terminated and/or abandoned at any time before or after approval thereof by Seller and Buyer, but not later than the Closing:

6.1.1        By mutual consent of Buyer and Seller; or

6.1.2        By Buyer, if any of the conditions provided for in Section 5.1 hereof shall not have been met or waived in writing by Buyer at or prior to Closing; or

6.1.3        By Seller, if any of the conditions provided for in Section 5.2 hereof shall not have been met or waived in writing by Seller at or prior to Closing.

6.14         By  Seller in the event that Buyer is unable to meet the requirements set forth in Section 1.3(c)ii of the Agreement.

6.2           Procedure Upon Termination.  In the event of termination by Buyer or Seller, as applicable, pursuant to Section 6.1 hereof, provided due notice has been given to the other of the alleged breach and such other party has not cured the breach within thirty (30) days of verified receipt of such notice. In the event that written notice of an alleged breach has been given,  according to the terms and conditions of this Section 6.2, to the other party, the transactions contemplated by this Agreement shall be terminated without further action by Buyer or Seller subject to this Section 6.2 in its entirety.

6.2.1        In the event that the Buyer is unable to meet the financing requirement as defined in Section 1.3 (c) of this Agreement, Seller shall have the right to terminate this agreement with full rights of rescission, and all rights, title in and interest to the Project shall be transferred back to the Seller, provided that that:

(i)             Seller has fully complied with the notice requirement set forth in this Section 6.2 and Buyer has failed to cure within the 30 days cure period;

(ii)            Seller shall have returned One Hundred percent (100%) of All verified expenses paid by Buyer for the benefit of the Project from the date of this Agreement though the date of the termination by Seller;

(iii)           Seller shall forfeit all right, title and interest in and to the remaining Four Million Five Hundred Thousand (4,500,000) shares of the Buyer’s common stock then due Seller for the outstanding Balance of the Purchase of the Project;

(iv)           The Parties hereby acknowledge and agree that NONE of the provision set forth in this Section 6.2.1 (i),(ii),(iii) shall be available to Seller prior to Twenty Four (24) months from the Closing Date as defined in Section 1.4 herein and this Section 6.2.1 (i),(ii),(iii) shall be only available as a remedy in the event that Buyer verifiably breaches the terms and conditions set forth in section 1.3(c) of this Agreement.

6.2.2        Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, to the party furnishing the same; and

6.2.3        No party hereto shall have any liability or further obligation to any other party to this Agreement except that if such termination is a result of the failure of any condition set forth in (i) Sections 5.1(A) through 5.1(F) and 5.1(I) hereof, then Buyer shall be entitled to recover from Seller all out-of-pocket costs which Buyer has incurred (including reasonable attorney's fees, accounting fees and expenses); and (ii) Sections 5.2(A) through 5.2(D) hereof, then Seller shall be entitled to recover from Buyer all out-of-pocket costs which Seller has incurred (including reasonable attorney's fees, accounting fees and expenses).

7	Miscellaneous.

7.1 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed given to a party when:

(i)   delivered by hand or by a nationally recognized overnight courier service  (costs prepaid),

(ii)   sent by facsimile with confirmation of transmission by the transmitting equipment, or;

(iii)   received or rejected by the addressee, if sent by certified mail, postage prepaid and return receipt requested, in each case to the following:

If to Seller:             ROTA INVERSIONES S. DE R.L.
El Carrizal Blvd. Fuerzas Armadas
250 MTS al Sur de Astaldi Columbus
Teguciglapa,Honduras C.A.
Attention: Marco Rodriguez,, President

If to Buyer:            Minerco Resources, Inc.
16225 Park Ten Place Dr., Suite 500
Houston, Texas 77095
Attention: V. Scott Vanis, President

7.2           Execution of Additional Documents.  The parties hereto will at any time, and from time to time after the Closing Date, upon request of the other party, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required to carry out the intent of this Agreement, and to transfer and vest title to the Project being transferred hereunder, and to protect the right, title and interest in and enjoyment of all of the Project sold, granted, assigned, transferred, delivered and conveyed pursuant to this Agreement; provided, however, that this Agreement shall be effective regardless of whether any such additional documents are executed.

7.3           Binding Effect; Benefits.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors, executors, administrators and assigns.  Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

7.4             Entire Agreement.  This Agreement, together with the Exhibits, Schedules and other documents contemplated hereby, constitute the final written expression of all of the agreements between the parties, and is a complete and exclusive statement of those terms.  It supersedes all understandings and negotiations concerning the matters specified herein.  Any representations, promises, warranties or statements made by either party that differ in any way from the terms of this written Agreement and the Exhibits, Schedules and other documents contemplated hereby, shall be given no force or effect.  The parties specifically represent, each to the other, that there are no additional or supplemental agreements between them related in any way to the matters herein contained unless specifically included or referred to herein.  No addition to or modification of any provision of this Agreement shall be binding upon any party unless made in writing and signed by all parties.

7.5            Choice of Law; Venue; Jurisdiction; Attorneys’ Fees.  The parties acknowledge and agree that this Agreement has been made in Texas, and that it shall be governed by, construed, and enforced in  accordance with the laws of the State of Texas, without reference to its conflicts of laws principles.  The parties also acknowledge and agree that any action or proceeding arising out of or relating to this Agreement or the enforcement thereof shall be brought in the Harris County Superior Court, and each of the parties irrevocably submits to the exclusive jurisdiction of that Court in any such action or proceeding, waives any objection the party may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such action or proceeding shall be heard and determined only in that Court, and agrees not to bring any action or proceeding arising out of or relating to this Agreement or the enforcement hereof in any other court.  The parties also acknowledge and agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or convenience of forum, or to personal or subject matter jurisdiction.  The parties also acknowledge and agree that any action or proceeding referred to above may be served on any party anywhere in the world without any objection thereto.  The parties also acknowledge and agree that the prevailing party in any such action or proceeding shall be awarded the party’s reasonable attorneys’ fees and costs (including, but not limited to, costs of court).

7.6           Fair Meaning.  The parties agree that the wording of this Agreement shall be construed as a whole according to its fair meaning, and not strictly for or against any of the parties to this Agreement, including the party responsible for drafting the Agreement.

7.7           Mutual Drafting.   The parties hereto acknowledge and agree that they are sophisticated and have been represented by attorneys who have carefully negotiated the provisions of this Agreement. As a consequence, the parties also agree that they do not intend that the presumptions of any laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effect.

7.8           Jurisdiction, Service of Process.  Any action or proceeding arising out of or relating to this Agreement shall be governed by Section 7.5 of this Agreement, and each of the parties irrevocably submits to the exclusive jurisdiction of each court identified therein in any such action or proceeding; waives any objection the party may now or hereafter have to venue or to convenience of forum; agrees that all claims in respect of the action or proceeding shall be heard and determined only in any such court; and agrees not to bring any action or proceeding arising out of or relating to this Agreement or any transaction contemplated hereby in any other court.  The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum.  Process in any action or proceeding referred to in the first sentence of this Section 10 may be served on any party anywhere in the world.

7.9           Survival.  All of the terms, conditions, warranties and representations contained in this Agreement shall survive the Closing.

7.10         Counterparts.   This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

7.11         Headings.  Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

7.12         Waivers.  Either Buyer or Seller may, by written notice to the other, (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any of the conditions or covenants of the other contained in this Agreement; or (iv) waive performance of any of the obligations of the other under this Agreement.  Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.  The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

7.13         Merger of Documents.  This Agreement and all agreements and documents contemplated hereby constitute one agreement and are interdependent upon each other in all respects

7.14         Incorporation of Exhibits and Schedules.  All Exhibits and Schedules attached hereto are by this reference incorporated herein and made a part hereof for all purposes as if fully set forth herein.

7.15         Severability.  If for any reason whatsoever, any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering such provision invalid in any other case or of rendering any of the other provisions of this Agreement inoperative, unenforceable or invalid.

7.16         Assignability.  Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto.

7.17         Binding on Successors and Assigns.  This Agreement shall be binding on and shall inure to the benefit of each party, its successors, and assigns.  This Agreement and the rights and obligations hereunder shall not be assignable or transferable by either party without the prior written consent of the other party.

7.18         Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their permitted successors or assigns, and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such successors or assigns, any legal or equitable rights, remedy or claim hereunder.

7.19         Authority of Signers.  The parties represent and warrant that the person whose signature is set forth  below on behalf of a party is fully authorized to execute this Agreement on behalf of that party.

IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first above written.

SELLER:

By:           ROTA INVERSIONES S. DE R.L.

By:          MARCO RODRIGUEZ
                Marco Rodriguez,
Its:           President

BUYER:

MINERCO RESOURCES, INC., a Nevada Corporation

By:          V. SCOTT VANIS
V. Scott Vanis
Its:           President

SCHEDULE 2.0
CHILIGATORO HYDRO-ELECTRIC PROJECT DESCRIPTION

SCHEDULE 2.6
AFFILIATED ENTITIES OF  THE PROJECT

ROTA INVERSIONES S. DE R.L.
MARCO RODRIGUEZ

SCHEDULE 2.8
JURISDICTIONS WHERE THE PROJECT IS LICENSED TO DO BUSINESS

WHOLE OF HONDURAS

SCHEDULE 2.12
UNDISCLOSED LIABILITIES

NONE

SCHEDULE 2.5
REAL PROPERTY OWNED/LEASED BY THE PROJECT

ATTACHED

SCHEDULE 2.17
REAL ESTATE AND LEASES

ATTACHED

SCHEDULE 2.18
LIST OF CONTRACTS AND OTHER DATA

THE HONDURAN GOVT CONTRACT ISSUING RIGHTS OF CHILI PROJECT TO ROTA
ALL PERMIT APPROVALS, PENDING APPLICATIONS FROM SERNA, ENERGY COMMISSION.

SCHEDULE 2.19
BUSINESS PROPERTY RIGHTS

NONE

SCHEDULE 2.22
PENDING LITIGATION

NONE

SCHEDULE 2.23
BANK ACCOUNTS

NONE

SCHEDULE 2.25
INSURANCE POLICIES

NONE